EXHIBIT 23.1

Consent of Independent Accountants

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-31826, No. 333-33568, No. 333-40680, No. 333-56490, No. 333-78959, No. 333-96133, No. 333-61302, No. 333-58304 and No. 333-108789) and Form S-8 (No. 333-30726, No. 333-40310, No.333-55048, No. 333-55618, No. 333-48277, No. 333-90653, No. 333-91661, No. 333-95105, No. 333-81346, No. 333-81348, No. 333-60746, No. 333-85452, No. 333-96991, No. 333-103175, No. 333-105200, No. 333-110637 and No. 333-112820) of DoubleClick Inc. of our report dated January 28, 2004, except for Note 19, as to which the date is March 4, 2004, relating to the consolidated financial statements and financial statement schedule, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
March 10, 2004